Simpson Manufacturing Co., Inc. Announces First Quarter Results

PLEASANTON, Calif., April 26, 2012 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its first quarter 2012 results.

For the first quarter of 2012, net sales increased 19.8% to $158.7 million compared to net sales of $132.5 million for the first quarter of 2011. The Company had income, net of tax, of $7.2 million for the first quarter of 2012 compared to income, net of tax, of $7.1 million for the first quarter of 2011. Diluted income, net of tax, per common share was $0.15 for the first quarter of 2012 compared to diluted income, net of tax, of $0.14 per common share for the first quarter of 2011.

In the first quarter of 2012, sales increased throughout North America due in part to a mild winter and, in Europe, as a result of the recent European acquisition. Sales increases were above average in all regions of the United States, except California, as compared to the first quarter of 2011. Sales to all distribution channels increased, with above-average increases in sales to contractor distributors and lumber dealers as compared to first quarter 2011. The sales increase was broad-based across most of the Company's major product lines as compared to the first quarter of 2011.

Gross margins increased slightly from 43.0% in the first quarter of 2011 to 43.7% in the first quarter of 2012, primarily because of lower warehouse and shipping costs as a percentage of sales. Material and labor costs increased as a percentage of sales but were offset by a lower proportion of fixed overhead costs to total costs, resulting primarily from the increased sales volume. Steel prices increased in the first quarter due to increased steel market demand. The Company expects steel prices to remain generally at current levels at least through the first half of 2012.

Operating expenses increased due to integration and incremental expenses associated with recently acquired businesses. Research and development and engineering expense increased 53.5% from $6.0 million in the first quarter of 2011 to $9.2 million in the first quarter of 2012, due primarily to an increase in professional fees of $2.4 million and personnel costs of $0.3 million. Selling expense increased 19.7% from $17.1 million in the first quarter of 2011 to $20.4 million in the first quarter of 2012, primarily due to increases in personnel costs of $1.5 million, promotional costs of $0.6 million, stock based compensation of $0.5 million and cash profit sharing of $0.4 million. General and administrative expense increased 21.4% from $21.6 million in the first quarter of 2011 to $26.2 million in the first quarter of 2012, including increases in personnel costs of $1.2 million, depreciation of $0.8 million, intangible amortization expense of $0.8 million, stock based compensation of $0.5 million, professional and legal fees of $0.5 million and an impairment of $0.5 million associated with completing the sale of the Company's San Leandro facility.

The effective tax rate increased from 42.6% in the first quarter of 2011 to 46.9% in the first quarter of 2012. The increase in the effective tax rate was primarily due to $2.2 million in non-deductible acquisition costs.

In March 2012, the Company purchased substantially all of the assets of CarbonWrap Solutions, L.L.C., for $5.5 million. CarbonWrap Solutions distributes fiber-reinforced polymer products primarily for infrastructure and transportation projects. The Company expects that this acquisition will help expand its product offerings in the infrastructure, commercial and industrial construction markets.

At its meeting on April 25, 2012, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be July 5, 2012, and it will be paid on July 26, 2012.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, April 27, 2012, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three months ended March 31, 2012 and 2011 (unaudited), were as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2012	2011
Net sales	$158,734	$132,536
Cost of sales	89,329	75,588
Gross profit	69,405	56,948

Research and development and engineering expenses	9,198	5,994
Selling expenses	20,432	17,075
General and administrative expenses	26,244	21,621
Loss (gain) on sale of assets	23	(25)

Income from operations	13,508	12,283

Loss on equity method investment, before tax	–	(14)
Interest income, net	65	72
Income before taxes	13,573	12,341

Provision for income taxes	6,372	5,263

Net income	$7,201	$7,078

Earnings per common share:
Basic	$0.15	$0.14
Diluted	0.15	0.14

Weighted average shares outstanding:
Basic	48,273	50,107
Diluted	48,337	50,165

Other data:
Depreciation and amortization	$6,721	$4,972
Pre-tax impairment of assets	461	–
Pre-tax stock compensation expense	3,184	1,521

Cash dividend declared per common share	$0.125	$0.125

The Company's financial position (unaudited) as of March 31, 2012 and 2011 and December 31, 2011, was as follows:

	March 31,		December 31,
(Amounts in thousands)	2012	2011	2011
Cash and short-term investments	$160,092	$301,231	$213,817
Trade accounts receivable, net	107,257	91,076	76,420
Inventories	184,068	166,966	180,129
Assets held for sale	–	9,148	6,793
Other current assets	26,234	22,287	24,905
Total current assets	477,651	590,708	502,064

Property, plant and equipment, net	209,460	184,606	195,716
Goodwill	130,556	71,338	99,849
Other noncurrent assets	49,344	36,518	38,458
Total assets	$867,011	$883,170	$836,087

Trade accounts payable	$35,109	$29,822	$22,033
Notes payable and current portion of long-term debt	3,556	–	–
Other current liabilities	50,705	48,450	49,554
Total current liabilities	89,370	78,272	71,587

Long-term debt	240	–	–
Other long-term liabilities	6,300	7,833	6,137
Stockholders' equity	771,101	797,065	758,363
Total liabilities and stockholders' equity	$867,011	$883,170	$836,087

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, chemicals, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.